Exhibit 10.18

[Execution Copy]

Smiths Medical Holdco Limited

765 Finchley Road

London NW 11 8DS

December 5, 2004

Charles Jamison

Medex, Inc.

2231 Rutherford Road

Carlsbad, CA 92008

Dear Chuck:

I am excited on behalf of Smiths Medical Holdco Limited (the “Company”) to have the opportunity to work with you following the proposed transaction.  The purpose of this letter is to set out the terms upon which we have agreed for your employment with Medex, Inc. (“Medex”) to continue following the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 5, 2004 (the “Merger Agreement”), by and among the Company, Forest Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), MedVest Holdings Corporation, an Ohio corporation, (“MedVest”), each of the individual stockholders of the Company signatories to the Merger Agreement, and OEP MedVest LLC, a Delaware limited liability company, as representative on behalf of the stockholders of MedVest.  Effective as of the Closing, this letter shall amend the Severance and Non-Compete Agreement dated as of May 21, 2003 (as amended, the “Agreement”) between you and Medex.  Where there is a discrepancy between this letter and the Agreement, this letter will be the controlling document.  Except as set forth in this letter, the Agreement shall remain in full force and effect and you and Medex confirm your agreement with the terms thereof.  Your employment with Medex remains at will.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

1.                                       Base Salary and Automobile Allowance.  Your annual base salary shall be two hundred eight thousand ($208,000) dollars, plus an annual cost of living allowance in an amount equal to (i) six thousand six hundred sixty-seven ($6,667) dollars per year from the Closing until September 1, 2005 and (ii) three thousand three hundred thirty-three ($3,333) dollars per year from September 1, 2005 until September 1, 2006.  Your base salary shall be payable in accordance with the standard payroll practices of Medex, less all statutory withholdings and deductions.  Increases, if any, in this base salary are at Medex’s sole discretion, based on your performance, and shall be effective August 1st of the relevant year.  Your first performance review will be in August 2005.  You will receive an automobile allowance in the amount of one thousand three hundred fifty dollars ($1,350) per month, less all statutory withholds and deductions, for the purchase and use of an automobile of a type suitable for an employee in this position.

2.                                       Transition Payments.  To induce the Company’s affiliates to enter into the transactions contemplated by the Merger Agreement, for which you will receive substantial benefit, you, Medex and the Company hereby agree that (a) the benefits under Section 6(c) of the Agreement (the “Change in Control Benefits”), (b) the remaining payments to be made in accordance with Section 7 of the Agreement (the “Compete Payment”), and (c) your bonus for the 2004 fiscal year (the “Bonus Payment,” and together with the Change in Control Benefits and the Compete Payment, the “Transition Payments”) shall be paid in accordance with Section 3 below.  You further agree that you will not be entitled to receive the Compete Payment or the Bonus Payment if you voluntarily terminate your employment with Medex during the Transition Period (as defined in Section 3 below), and you will not be entitled to receive the Change in Control Benefits if you voluntarily terminate your employment with Medex before the first anniversary of Closing.  It is understood and agreed by the parties that any termination for Good Reason (as defined below) shall not be deemed to be a voluntary termination for purposes of this letter.  “Good Reason” shall mean (A) a material breach by Medex of any material obligation under the Agreement that is not curable or that is not cured within 30 days after written notice thereof from you to Medex or (B) your relocation from the present metropolitan area of employment, without your consent.

3.                                       Termination.

(a)                                  During Transition Period.  The “Transition Period” shall be the period beginning on the Closing Date and ending on December 31, 2005.  Medex shall pay in full the Compete Payment and the Bonus Payment, plus interest thereon at the prime rate as published in the Eastern edition of the Wall Street Journal from January 1, 2005 to the date of payment, on the earlier of (i) the date Medex terminates your employment, (ii) the termination of your employment for Good Reason or on account of your death or disability or (iii) so long as you remain employed with Medex during the entire Transition Period, December 31, 2005.

(b)                                 On the First Anniversary.  Medex shall pay in full the Change in Control Benefits, including, without limitation, the continuation of medical insurance coverage in the manner contemplated by Section 6(c)(iv) of the Agreement, on the earlier of (i) the date Medex terminates your employment, (ii) the termination of your employment for Good Reason or on account of your death or disability or (iii) so long as you remain employed with Medex during the entire twelve months period following the Closing, the first anniversary of the Closing.  Notwithstanding anything set forth in the Agreement to the contrary, the parties acknowledge and agree that the aggregate cash payment to be paid as part of the Change in Control Benefits shall include interest thereon at the prime rate as published in the Eastern edition of the Wall Street Journal from January 1, 2005 to the date of payment.

If you agree with the terms and conditions of this letter, please return one original executed copy of this document to me.  This letter shall become effective only at the Closing, and if the Merger Agreement is terminated for any reason whatsoever, the terms of this letter shall be of no force and effect.

Sincerely,

Smiths Medical Holdco Limited

	By:	/s/ R. J. Taunt
	Name:	R. J. Taunt
	Title:	Authorized Signatory

Medex, Inc.

	By:	/s/ Dominick A. Arena
	Name:	Dominick A. Arena
	Title:	CEO

The above terms are accepted and approved:

/s/ Charles Jamison
(Signature of the Employee)

Dated: December 5, 2004